As filed with the Securities and Exchange Commission on June 29, 2020
Registration No. 333-216284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

TechnipFMC plc
(Exact name of registrant as specified in its charter)

England and Wales	98-1283037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One St. Paul’s Churchyard
London, EC4M 8AP
United Kingdom

(Address of Principal Executive Offices) (Zip Code)

TECHNIPFMC RETIREMENT SAVINGS PLAN (formerly the FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN)
FMC PUERTO RICO SAVINGS AND INVESTMENT PLAN
FMC TECHNOLOGIES, INC. INTERNATIONAL SAVINGS AND INVESTMENT PLAN
FMC TECHNOLOGIES, INC. NON-QUALIFIED SAVINGS AND INVESTMENT PLAN
(Full title of the plan)

Dianne B. Ralston, Esq.	Copy to:
Executive Vice President,	Ryan Maierson, Esq.
Chief Legal Officer and Secretary	Latham & Watkins LLP
TechnipFMC plc	811 Main Street
11740 Katy Freeway Energy Tower 3	Suite 3700
Houston, Texas 77079	Houston, Texas 77002
(281) 591-4000	(713) 546-7420
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TechnipFMC plc (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on February 27, 2017 (File No. 333-216284) (the “Registration Statement”) to remove from that Registration Statement all of the Registrant’s Ordinary Shares, par value $1 per share (the “Ordinary Shares”), that remain unsold under the TechnipFMC Retirement Savings Plan (formerly the FMC Technologies, Inc. Savings and Investment Plan); FMC Puerto Rico Savings and Investment Plan; FMC Technologies, Inc. International Savings and Investment Plan; and FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (collectively, the “Plans”).

Effective March 29, 2019, the Ordinary Shares were discontinued as an active investment option in the TechnipFMC Retirement Savings Plan (formerly the FMC Technologies, Inc. Savings and Investment Plan); FMC Puerto Rico Savings and Investment Plan; and FMC Technologies, Inc. Non-Qualified Savings and Investment Plan. Effective October 24, 2019, the Ordinary Shares were discontinued as an active investment option in the FMC Technologies, Inc. International Savings and Investment Plan.

As a result, the offering pursuant to the Registration Statement has been terminated. Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to (i) deregister all of the unsold Ordinary Shares offered to employees of the Registrant under the Plans and (ii) terminate the effectiveness of the Registration Statement.

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933, as amended.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 29th day of June 2020.

Te	TechnipFMC plc

	By:	/s/ Maryann T. Mannen
Maryann T. Mannen Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 29th day of June 2020.

FMC Technologies, Inc., as Plan Administrator

By:	/s/ Maryann T. Mannen
Maryann T. Mannen Executive Vice President and Chief Financial Officer